Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into as of February 13, 2012 (“Effective Date”) by and among Perlmutter Consulting Inc. (“Perlmutter Consulting”), Roger M. Perlmutter (“Consultant”) with respect to the provisions applicable to Consultant, and Amgen Inc., together with its affiliates and subsidiaries (“Amgen”).

WHEREAS, Amgen is engaged in the research, development and commercialization of pharmaceutical and biotechnology products;

WHEREAS, Consultant has previously executed Amgen’s Proprietary Information and Inventions Agreement, on or about January 1, 2001 (“Proprietary Agreement”);

WHEREAS, Consultant has separated from employment with Amgen effective February 12, 2012 (the “Employment Termination Date”);

WHEREAS, Consultant has extensive knowledge and expertise in the research, development and commercialization of biopharmaceutical products;

WHEREAS, Perlmutter Consulting has agreed to assist Amgen by assigning Consultant to provide advice on issues related to Consultant’s areas of expertise, including research and development, commercialization of the R&D product pipeline, and related areas; and

WHEREAS, Amgen has agreed to engage Perlmutter Consulting to provide such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE

CONSULTING SERVICES

1.1 Engagement. Amgen hereby agrees to engage Perlmutter Consulting and Perlmutter Consulting has agreed to assist Amgen by assigning Consultant to advise Amgen on issues related to Consultant’s areas of expertise, including research and development, commercialization of the R&D product pipeline, and related areas (the “Services”). With respect to the Services Perlmutter Consulting will provide, Perlmutter Consulting will receive assignments from Robert A. Bradway, or his designee or successor.

1.2 Location. The Services shall generally be performed remotely. Consultant shall primarily provide his advice through correspondence, e-mail, and telephone calls. However, Mr. Bradway or his designee may request in advance that Consultant attend meetings or provide services at Amgen’s Thousand Oaks facility. In addition, Amgen may, in its discretion, request that the Services be performed at other locations.

1.3 No Other Authority. Neither Perlmutter Consulting nor Consultant shall represent or purport to represent Amgen in any manner whatsoever to any third party, unless permitted to do so pursuant to specific written authorization of Amgen’s Senior Vice President, Human Resources. Perlmutter Consulting and Consultant shall have no authority to bind Amgen in any way.

ARTICLE TWO

COMPENSATION

2.1 Compensation. In consideration of performance of the Services outlined in Section 1, above, Amgen will pay Perlmutter Consulting the sum of $100,000.00 in arrears after the end of each quarter (measured every ninety calendar days), within 60 calendar days following the receipt of invoices (the “Consulting Fee”). The Consulting Fee shall compensate Perlmutter Consulting for up to 80 hours of Service in a calendar quarter. If Perlmutter Consulting is asked to perform additional work above 80 hours of Service, and Perlmutter Consulting agrees to perform such additional work, Amgen shall pay Perlmutter Consulting an additional Consulting Fee of $1,200.00 per hour of additional work. The maximum hours in any calendar quarter shall be 160 hours. Additional hours (over the 160 hour maximum per quarter) are not permitted unless previously authorized, in writing, by Amgen’s Senior Vice President, Human Resources or his/her designee. If this Agreement is terminated for any reason before the end of a calendar quarter (“Incomplete Quarter”), then for the Incomplete Quarter, Amgen will pay Perlmutter Consulting a prorated portion of the Consulting Fee based upon the number of days that have passed in the Incomplete Quarter, regardless of how much work has been performed during the Incomplete Quarter, within 60 calendar days following Amgen’s receipt of an invoice covering the Incomplete Quarter. Each Consulting Fee payment shall be treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2), and is intended to be exempt from Section 409A as a short-term deferral.

2.2 Travel Reimbursement. During the term of this Agreement, Amgen will reimburse Perlmutter Consulting for all reasonable and normal travel-related expenses incurred in connection with Perlmutter Consulting’s performance of the Services. Reimbursable travel expenses shall include automobile rental and other transportation expenses and hotel expenses. In connection with Perlmutter Consulting’s reimbursable travel under this Agreement, Consultant shall be entitled travel in first class for domestic and international flights. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. Requests for travel expense reimbursement shall be submitted with the quarterly invoice for the period that includes the date on which the underlying expense was incurred, and Perlmutter Consulting shall receive all reimbursements due hereunder within ninety (90) calendar days after the submission of the documentation described in the preceding sentence.

2.3 Invoicing. Perlmutter Consulting will, within 15 days after the end of each calendar quarter, provide Amgen with quarterly invoices for the performance of Services. Invoices should be sent to Brian M. McNamee, Senior Vice President, Human Resources, at the address listed below. Invoices will set forth the actual number of hours and the dates on which Consultant worked during the calendar quarter and a detailed description of all Services provided during the quarter, and shall itemize all reimbursable costs incurred. Perlmutter Consulting may invoice eight hours for any day in which Consultant works in excess of four hours. Travel time can be invoiced. Pursuant to Subsection 2.1, Perlmutter Consulting will not submit invoices that total more than 160 hours per quarter unless previously authorized, in writing. Except for travel reimbursements covered by Section 2.2 above, invoices will be payable by Amgen within sixty (60) calendar days of receipt after the end of the calendar quarter, but in no event later than March 15 of the calendar year after that in which the Services are performed. Notwithstanding the foregoing, payment under this Agreement is expressly conditioned upon Amgen’s receipt of a completed Form W-9 for Perlmutter Consulting and a completed Global Supplier Information Form.

All invoices and receipts must be sent (via mail or e-mail) to the address listed below:

Amgen Inc.

Attn: Brian McNamee, SVP HR

XXX

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

XXX

2.4 Mechanism of Payment. All payments hereunder shall be made by check payable to Perlmutter Consulting, Inc. and mailed to XXX, unless otherwise directed by Perlmutter Consulting in writing.

ARTICLE THREE

REPRESENTATIONS AND COVENANTS

3.1 Perlmutter Consulting’s And Consultant’s Representations. Perlmutter Consulting and Consultant represent and warrant:

(a)	that compensation provided under the terms of this Agreement is consistent with fair market value for arm’s length transactions of this type, and that the services to be performed under the Agreement do not and will not involve the counseling or promotion of a business arrangement or other activity that violates any applicable law;

(b)	solely for purposes of applying Treasury Regulations Section 1.409A-1(h)(1), that Consultant worked an average of approximately 52 hours per week during the last 36 months of his employment at Amgen;

(c)	that neither Perlmutter Consulting nor Consultant has entered into any agreement, whether written or oral, that conflicts with the terms of this Agreement;

(d)	that Perlmutter Consulting and Consultant each has the full power and authority to enter into this Agreement;

(e)	that neither Perlmutter Consulting nor Consultant is presently: (1) the subject of a debarment action or debarred pursuant to the Generic Drug Enforcement Act of 1992; (2) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 C.F.R. § 312.70; or (3) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. Perlmutter Consulting shall notify Amgen immediately upon any inquiry, or the commencement of any such proceeding, concerning Perlmutter Consulting or Consultant; and

(f)	that neither Consultant nor Perlmutter Consulting has a financial or personal interests that would prevent them from performing and completing the Services in an objective and non-biased manner.

3.2 Perlmutter Consulting’s and Consultant’s Covenants:

(a)	Consultant and Perlmutter Consulting shall act as independent consultants with no authority to obligate Amgen by contract or otherwise and not as an employee or officer of Amgen;

(b)	Notwithstanding anything contained in this Agreement to the contrary, neither Perlmutter Consulting nor Consultant shall initiate or participate in any communications with the United States Food & Drug Administration or any other governmental agency concerning the subject matter hereof unless required by law or requested to do so by Amgen in writing and, then, only upon prior consultation with Amgen;

(c)	Perlmutter Consulting and Consultant agree that for the term of this Agreement or through February 12, 2013, whichever is later, neither Perlmutter Consulting nor Consultant will solicit, entice, persuade, induce or attempt to influence any person who is employed by Amgen (“Amgen Employee”) to leave employment with Amgen to join Perlmutter Consulting, Consultant or a third party with whom Perlmutter Consulting or Consultant has a relationship (collectively “Consultant Third Parties”), or to engage in competition with Amgen, by (i) making initial contact with an Amgen Employee for or about such purpose or initiating a discussion with an Amgen Employee for or about such purpose, except as expressly permitted herein; (ii) causing or encouraging any person or entity to make initial contact with an Amgen Employee for or about such purpose, except that Perlmutter Consulting’s attorney may contact Amgen’s Law Department; (iii) providing to any person or entity, including but not limited to any Consultant Third Party, information about any Amgen Employee for the purpose of recruitment of that Amgen Employee; and/or (iv) disparaging Amgen in the course of otherwise assisting any Consultant Third Party in the recruitment and hiring process. Nothing contained herein shall prohibit Perlmutter Consulting or Consultant from (i) providing an opinion to a Consultant Third Party whether to pursue an Amgen Employee who initiates an employment inquiry with the Consultant Third Party; (ii) meeting with an Amgen Employee who has initiated contact with any Consultant Third Party and whom any Consultant Third Party is considering for hire, in order to present such Amgen Employee with Consultant’s opinion about the Consultant Third Party’s future and Consultant’s vision for the Consultant Third Party so long as Consultant does not disparage or otherwise negatively compare Amgen with the Consultant Third Party; or (iii) encouraging an Amgen Employee to join a Consultant Third Party after the Consultant Third Party has initially interviewed such Amgen Employee for employment with the Consultant Third Party, so long as such encouragement does not constitute disparagement of Amgen or otherwise negatively compare Amgen with the Consultant Third Party.

(d)	Neither Perlmutter Consulting nor Consultant shall, during the term of this Agreement, enter into any other agreement, whether written or oral, which conflicts with or will conflict with Perlmutter Consulting’s or Consultant’s obligations hereunder. Travel by Consultant shall be deemed a request and not an obligation under the Agreement;

(e)	Perlmutter Consulting and Consultant agree that at least ten (10) business days in advance of commencing services for any other employer or client, Perlmutter Consulting and/or Consultant will disclose in writing to Amgen’s Senior Vice President, Human Resources or his designee, Perlmutter Consulting’s or Consultant’s plans to perform such services. Amgen shall determine in its sole discretion whether such engagement is appropriate. Amgen’s Senior Vice President, Human Resources or his designee will advise Perlmutter Consulting and/or Consultant, in writing, of Amgen’s determination. If Perlmutter Consulting or Consultant accepts employment or an engagement which Amgen has determined, in its sole discretion, is not appropriate, Perlmutter Consulting’s and/or Consultant’s acceptance shall constitute a material breach of this Agreement authorizing termination under Section 5.2;

(f)	Perlmutter Consulting and Consultant agree that at no time will Perlmutter Consulting or Consultant purchase or sell Amgen securities while aware of Amgen Confidential Information (as defined below) that constitutes material, non-public information pursuant to the Federal Securities Laws of the United States;

(g)	Perlmutter Consulting shall not assign or subcontract performance of this Agreement or any of the Services to any employee or agent of Perlmutter Consulting other than Consultant, nor to any other person, firm, company or organization without Amgen’s prior written consent. Further, Consultant shall not assign or subcontract performance of this Agreement or any of the Services to any other employee or agent of Perlmutter Consulting, nor to any other person, firm, company or organization without Amgen’s prior written consent;

(h)	Perlmutter Consulting and Consultant agree to timely perform the Services;

(i)	Perlmutter Consulting and Consultant agree to utilize and provide Amgen with accurate and complete data in rendering the Services; and

(j)	Consultant agrees to continue to be bound by, and Perlmutter Consulting agrees to be bound by, all of the terms and conditions of the Proprietary Agreement during the term of this Agreement, including but not limited to the provisions relating to Proprietary Information, Nondisclosure, and Assignment of Inventions. Perlmutter Consulting and Consultant further agree to return all Amgen property in Consultant’s custody or control, upon termination of this Agreement.

ARTICLE FOUR

INDEPENDENT CONSULTANT STATUS

4.1 Independent Consultant. Perlmutter Consulting and Consultant are independent consultants, and Consultant is not an Amgen employee, and as such, neither Perlmutter Consulting nor Consultant will have authority to obligate Amgen by contract or otherwise.

4.2 Taxes. No amount will be deducted or withheld from Amgen’s payment to Perlmutter Consulting for federal, state or local taxes. No FICA taxes, FUTA taxes, SDI or state unemployment taxes will be payable by Amgen on Perlmutter Consulting’s or Consultant’s behalf. Amgen shall issue to Perlmutter Consulting an IRS Form 1099-MISC reporting the amount paid for Services provided under this Agreement, and Perlmutter Consulting and Consultant understand that each is responsible for making appropriate filings and paying, according to law, income and other related self-employment taxes. Perlmutter Consulting and Consultant further understand that they may be liable for self-employment (Social Security and Medicare) taxes to be paid by them according to law. Perlmutter Consulting and Consultant will retain responsibility for the income and self-employment taxes, if any, due on all taxable income arising under this Agreement. Perlmutter Consulting, Consultant and Amgen shall each be responsible for their respective state or federal income tax or Social Security and Medicare tax liabilities and/or penalties, costs, interest, and expenses of any kind (“Tax Liabilities”) that may arise because of a challenge by tax authorities of Consultant’s treatment as an independent contractor, and Perlmutter Consulting and Consultant shall indemnify and hold Amgen harmless for any of their Tax Liabilities that Amgen may incur, and vice versa. In the event that any federal, state and/or local taxing authority seeks to collect from Amgen any employment taxes, additions to tax or any interest due to Consultant’s reclassification as an employee of Amgen, Consultant hereby agrees to provide a signed IRS Form 4669 (Statement of Payments Received) and a signed EDD Form DE938P (Claim For Adjustment or Refund of Personal Income Tax) to Amgen for purposes of its seeking abatement of any assessed federal, state, and local income taxes. Perlmutter Consulting and Consultant further agree to be jointly and severally liable for reimbursing Amgen for any Tax Liabilities not otherwise abated by the taxing authority as a result of Perlmutter Consulting’s and/or Consultant’s failure to satisfy any of their Tax Liabilities. Perlmutter Consulting, Consultant and Amgen hereby agree to notify the other in the manner provided in Subsection 7.8 in the event of an audit or other investigation by taxing authorities relating to Perlmutter Consulting’s or Consultant’s treatment as an independent contractor.

4.3 Benefits. Consultant shall not claim the status, perquisites or benefits of an Amgen employee and Perlmutter Consulting and Consultant agree to hold Amgen harmless from any claim or other assertion (by Consultant or his beneficiaries) to the contrary. Perlmutter Consulting and Consultant agree that Consultant is not eligible for coverage or to receive any benefit under any Amgen employee benefit plan or employee compensation arrangement, except to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen’s Senior Vice President, Human Resources. Even if Consultant were to become or be deemed to be a common-law employee of Amgen, Consultant still shall not be eligible for coverage or to receive any benefit under any Amgen employee benefit plan or any employee compensation arrangement with respect to any period during which Amgen classified Consultant as a consultant, except to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen’s Senior Vice President, Human Resources. Perlmutter Consulting and

Consultant further agree that if Consultant is injured while performing work for Amgen hereunder, Consultant will not be covered for such injury under Amgen’s insurance policies, including under any Worker’s Compensation coverage provided by Amgen for its employees, and that Perlmutter Consulting is solely responsible for providing Worker’s Compensation insurance for Perlmutter Consulting employees, if any.

ARTICLE FIVE

TERM AND TERMINATION

5.1 Term. This Agreement shall terminate one year from the Effective Date. The parties may mutually agree to extend this Agreement for a second year on the same terms as set forth herein.

5.2 Termination. This Agreement may be terminated before the end of the Term, as defined in Subsection 5.1 above, by a party hereto upon material breach of any term of this Agreement by another party or by a party for any reason with thirty (30) calendar days prior written notice to the other parties.

5.3 Continuing Obligations Post-Termination. Perlmutter Consulting’s, Consultant’s, and Amgen’s respective obligations under Subsection 4.2, Articles Three and Six, and the Proprietary Agreement survive the termination of this Agreement.

ARTICLE SIX

INDEMNIFICATION AND DAMAGES

6.1 Indemnification. Perlmutter Consulting and Consultant hereby agree to defend, indemnify and hold harmless Amgen, its officers, directors, employees and agents (“Amgen Parties”) against all liability, obligations, claims, losses and expense arising out of acts or omissions of Perlmutter Consulting, its officers, directors, employees and agents, including Consultant (“Consultant Parties”), in performing the Services hereunder. Amgen hereby agrees to defend, indemnify and hold harmless Consultant Parties against all liability, obligations, claims, losses and expenses arising out of acts or omissions of Amgen Parties undertaken in connection with performing their obligations under the Agreement.

6.2 Damages. Amgen will not be liable to Perlmutter Consulting or Consultant for any consequential, liquidated, punitive or special damages. Perlmutter Consulting and Consultant will not be liable to Amgen for any consequential, liquidated, punitive or special damages.

ARTICLE SEVEN

MISCELLANEOUS

7.1 Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of any party hereto in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

7.2 Entire Agreement. This Agreement and the Proprietary Agreement represent the final, complete and exclusive embodiment of the entire agreement and understanding between Amgen, Perlmutter Consulting and Consultant concerning the Services to Amgen, and supersede and replace any and all agreements and understandings concerning the Services to Amgen.

7.3 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Perlmutter Consulting, Consultant (with respect to those provisions applicable to Consultant), and Amgen’s Senior Vice President of Human Resources.

7.4 Assignment. Amgen has specifically contracted for the Services and, therefore, neither Perlmutter Consulting nor Consultant may assign or delegate Perlmutter Consulting’s and/or Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of Amgen. Amgen may assign this Agreement at any time without the prior consent of Perlmutter Consulting or Consultant. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

7.5 Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

7.6 Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California or of Consultant’s legal residence .

7.8 Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt, including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given and/or addressed to the respective parties at the following addresses:

To Amgen:

Amgen Inc.

Attn: Brian M. McNamee, SVP HR

XXX

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

To Perlmutter Consulting and/or Consultant:

XXX

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized.

AMGEN INC.

By:	/s/ Brian M. McNamee	February 29, 2012
	Brian M. McNamee	Date
Senior Vice President, Human Resources

PERLMUTTER CONSULTING, INC.
/s/ Roger M. Perlmutter		February 27, 2012
Roger M. Perlmutter on behalf of Consultant and as President of Perlmutter Consulting, Inc.		Date